Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-160254 of our report dated June 26, 2009 (August 31, 2009 as to Note 4), relating to the financial statement of CreXus Investment Corp. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

September 2, 2009